ROGERS CABLE INC.

OFFER TO EXCHANGE
all outstanding 6.250% Senior (Secured) Second Priority Notes due 2013
(US$350,000,000 aggregate principal amount)
for
6.250% Senior (Secured) Second Priority Notes due 2013
(US$350,000,000 aggregate principal amount)
which have been registered under the Securities Act of 1933

To Our Clients:

      Enclosed for your consideration is a Prospectus dated           , 2003 (as the same may be amended or supplemented from time to time, the “Prospectus”) and a form of Letter of Transmittal (the “Letter of Transmittal”) relating to the offer (the “Exchange Offer”) by Rogers Cable Inc. (“Rogers Cable”) to exchange up to US$350,000,000 aggregate principal amount of its 6.250% Senior (Secured) Second Priority Notes due 2013 which have been registered under the Securities Act of 1933, as amended (the “New Notes”), for up to US$350,000,000 aggregate principal amount of its outstanding 6.250% Senior (Secured) Second Priority Notes due 2013 that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Old Notes”).

      The material is being forwarded to you as the beneficial owner of Old Notes carried by us for your account or benefit but not registered in your name. A tender of any Old Notes may be made only by us as the registered holder and pursuant to your instructions. Therefore, Rogers Cable urges beneficial owners of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered holder promptly if they wish to tender Old Notes in the Exchange Offer.

      Accordingly, we request instructions as to whether you wish us to tender any or all of the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and the Letter of Transmittal before instructing us to tender your Old Notes.

      Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on           , 2003, unless extended (the “Expiration Date”). Old Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus and the Letter of Transmittal, at any time prior to the Expiration Date.

      Your attention is directed to the following:

1. The Exchange Offer is for the exchange of $1,000 principal amount at maturity of the New Notes for each $1,000 principal amount at maturity of the Old Notes. The terms of the New Notes are substantially identical (including principal amount, interest rate, maturity, security and ranking) to the terms of the applicable Old Notes, except that the New Notes are freely transferable by holders thereof (except as described in the Prospectus).

2. The Exchange Offer is subject to certain conditions. See the section entitled “Exchange Offer — Conditions” in the Prospectus.

3. The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on , 2003, unless extended.

4. Rogers Cable has agreed to pay the expenses of the Exchange Offer, except as provided in the Prospectus and the Letter of Transmittal.

5. Any transfer taxes incident to the transfer of Old Notes from the tendering Holder to Rogers Cable will be paid by Rogers Cable, except as provided in the Prospectus and the Letter of Transmittal.

      The Exchange Offer is not being made to nor will exchange be accepted from or on behalf of holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

      If you wish to have us tender any or all of your Old Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Old Notes held by us and registered in our name for your account or benefit.

INSTRUCTIONS

      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein in connection with the Exchange Offer of Rogers Cable relating to US$350,000,000 aggregate principal amount of its 6.250% Senior (Secured) Second Priority Notes due 2013, including the Prospectus and the Letter of Transmittal.

      This form will instruct you to exchange the aggregate principal amount of Old Notes indicated below (or, if no aggregate principal amount is indicated below, all Old Notes held by you for the account or benefit of the undersigned, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal.

Aggregate Principal Amount of Old Notes to be exchanged

$ _________ 6.250% Senior (Secured) Second Priority Notes

*I (we) understand that if I (we) sign these instruction forms without indicating an aggregate principal amount of Old Notes in the space above, all Old Notes, as applicable, held by you for my (our) account will be exchanged.

Signature(s)*

Capacity (full title), if signing in a fiduciary or representative capacity

Name(s) and address, including zip code

Date:

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

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